EXHIBIT 23.2
CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Homestead.com Incorporated 1996 Stock Option Plan, as amended and the Homestead Technologies Inc. 2006 Equity Incentive Plan, as amended of our reports dated September 12, 2007, with respect to the consolidated financial statements and schedule of Intuit Inc. included in its Annual Report (Form 10-K) for the year ended July 31, 2007 and the effectiveness of internal control over financial reporting of Intuit Inc., filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP
San Jose, California
January 8, 2008